EXHIBIT 99.5


				Management Report

Management of First North American National Bank ("FNANB"), as Servicer, is responsible for compliance with the servicing requirements in Article III, subsection 3.4(c) and sections 3.2, 4.1 and 8.8 of the Amended and Restated Master Pooling and Servicing Agreement dated December 31, 2001, as amended (the "Agreement"), among FNANB, as Servicer, D.C. Funding International Inc., as Transferor, and JPMorgan Chase Bank, as Trustee, for the period March 1, 2003 through November 17, 2003.

Management of FNANB, as Interim Servicer, is responsible for compliance with the servicing requirements in subsection 2.02(b) of the Interim Servicing Agreement (the "ISA") among FNANB, as Interim Servicer, Circuit City Stores, Inc. and Fleet Credit Card Services, L.P., as Principal, with regards to
Article III, subsection 3.4 (c) and sections 3.2 and 8.8 of the Second Amended and Restated Master Pooling and Servicing Agreement dated November 18, 2003, between Fleet Bank (RI), National Association, as Transferor and Servicer, and JPMorgan Chase Bank, as Trustee, for the period November 18, 2003 through February 29, 2004.

Management has performed an evaluation of FNANB's compliance with the aforementioned subsection and sections of the Agreement for the period
March 1, 2003 through November 17, 2003. Management has performed an evaluation of FNANB's compliance with the aforementioned subsection of the ISA for the period November 18, 2003 through February 29, 2004. Based upon these evaluations, management believes that (i) during the period March 1, 2003 through November 17, 2003, FNANB was in compliance with the aforementioned subsection and sections of the Agreement and (ii) during the period from November 18, 2003 through February 29, 2004, FNANB was in compliance with the aforementioned subsection of the ISA.





/s/ PHILIP J. DUNN
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Philip J. Dunn
Vice President